Exhibit 99.1

Contact:	L. Scott Biar, CFO and Treasurer
Stewart & Stevenson Services, Inc.
713-868-7700

Dan Burch / Charlie Koons
MacKenzie Partners, Inc.
212-929-5500
800-322-2885

Matt Sherman / Sharon Goldstein
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

FOR IMMEDIATE RELEASE

ISS RECOMMENDS THAT STEWART & STEVENSON SHAREHOLDERS VOTE “FOR” PROPOSED MERGER WITH ARMOR HOLDINGS, INC.

HOUSTON, TX – April 26, 2006 – Stewart & Stevenson Services, Inc. (NYSE: SVC) today announced that Institutional Shareholder Services (ISS) recommended that Stewart & Stevenson shareholders vote “FOR” the proposed merger with Armor Holdings, Inc. (NYSE: AH) at Stewart & Stevenson’s May 9, 2006 special meeting of shareholders. Shareholders of record as of the close of business on April 5, 2006 will be entitled to vote at the special meeting.

ISS is a leading independent U.S. proxy advisory firm and its voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries throughout the country. To follow ISS’s recommendation, Stewart & Stevenson shareholders should vote FOR the Company’s proposed merger with Armor Holdings on the Company’s proxy card.

In recommending that Stewart & Stevenson shareholders vote FOR the proposed merger with Armor Holdings, ISS stated that:

•                  “We believe that the choices made by the board were a reasonable exercise of their business judgment at the time they were made, and that such choices led to a full and fair value that is available to shareholders immediately and that is not subject to regulatory risk.”*

•                  “In conclusion, we believe that the downside risk of SVC shareholders not approving a full and fair price is greater than the potential upside from a theoretical bump in the bid. As such, we recommend that long-term shareholders vote for the AH transaction.”*

*Permission to use quotations from the ISS report was neither sought nor obtained.

“We are pleased that ISS has recommended that Stewart & Stevenson shareholders vote FOR our proposed merger with Armor Holdings,” said Max L. Lukens, President and Chief Executive Officer of Stewart & Stevenson. “Our Board of Directors unanimously concluded that the significant cash premium presented by Armor Holdings’ proposed merger is the best way to deliver enhanced value to shareholders. We urge Stewart & Stevenson shareholders to vote “FOR” the proposed merger with Armor Holdings today.”

On February 27, 2006, Stewart & Stevenson and Armor Holdings entered into a definitive merger agreement, pursuant to which Armor Holdings would acquire all of the outstanding common stock of Stewart & Stevenson for $35.00 per share in cash. On April 19, 2006, the U.S. Department of Justice and the U.S. Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the proposed transaction. The transaction is expected to close promptly after the special meeting.

Shareholders are encouraged to read Stewart & Stevenson’s definitive proxy materials in their entirety as they provide, among other things, a detailed discussion of the process that led to the proposed merger and the reasons behind the Stewart & Stevenson Board of Directors’ unanimous recommendation that shareholders vote FOR the approval and adoption of the merger agreement and the merger.

Stewart & Stevenson shareholders are reminded that their vote is important, and a failure to vote has the same effect as a vote against the merger proposal. Shareholders may be able to vote their shares by telephone or by the Internet, and are advised that if they have any questions or need any assistance in voting their shares, they should contact Stewart & Stevenson’s proxy solicitor, MacKenzie Partners, Inc. Toll-Free at 800-322-2885.

About Stewart & Stevenson

Stewart & Stevenson Services, Inc., founded in 1902, is primarily engaged in the design, manufacture and service of medium and light tactical vehicles for the U.S. Army and others worldwide. Stewart & Stevenson Services, Inc. is not affiliated with Stewart & Stevenson LLC. For more information on Stewart & Stevenson Services, Inc., visit http://www.ssss.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These statements may be identified through the use of words such as “anticipates,” “believes,” “plans,” “potentially,” “expects,” “intends,” “future,” and similar expressions. These risks and uncertainties are described in Stewart & Stevenson Services, Inc.’s filings with the SEC, including Stewart & Stevenson Services, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006, which are available at the SEC’s web site at http://www.sec.gov .

Additional Information and Where to Find It

In connection with the proposed transaction, Stewart & Stevenson has filed a definitive proxy statement with the SEC to be used to solicit shareholder approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. Stewart & Stevenson shareholders are urged to read the definitive proxy statement regarding the proposed transaction and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Stewart & Stevenson, the proposed transaction and related matters. The definitive proxy statement has been mailed to the shareholders of Stewart & Stevenson. You will be able to obtain a free copy of the definitive proxy statement, as well as other filings containing information about Stewart & Stevenson with the SEC at the SEC’s website at www.sec.gov. Copies of the definitive proxy statement and the SEC filings that will be incorporated by reference in the definitive proxy statement can also be obtained, when available, without charge, by directing a request to Stewart & Stevenson Services, Inc., Investor Relations, P.O. Box 1637, Houston, Texas 77251 or at Stewart & Stevenson Services, Inc.’s Investor Relations page on its corporate website at www.ssss.com. You can also contact Dan Burch or Charlie Koons of MacKenzie Partners, Inc., Stewart & Stevenson’s proxy solicitor, if you have any questions relating to the transaction at 800-322-2885.

Stewart & Stevenson and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Stewart & Stevenson’s directors and executive officers and the interests of those participants may be obtained by reading the proxy statement regarding the proposed merger and Stewart & Stevenson’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006.

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